Exhibit 4.33

Herbert Smith
Execution Copy

……24th May.. 2006

HC CONSTRUCTION CO., LTD

and

TRADE MEDIA HOLDINGS LIMITED

CALL OPTION DEED

RELATING TO

EQUITY INTERESTS IN

北京慧羖国榻犼瑑有榰公司

BEIJING HUICONG INTERNATIONAL
INFORMATION CO., LTD.)

Herbert Smith LLP

THIS DEED is made on 24th May 2006

BETWEEN

1.
北京慧羖建瑂信息咨琞有榰公司(HUICONG CONSTRUCTION CO., LTD), a limited liability company incorporated in the People's Republic of China (“China” or the “PRC”) and having its registered address at No.9 Chaoqian Road Science Park Changping District, Beijing (the “Grantor”); and

2.
TRADE MEDIA HOLDINGS LIMITED, a company incorporated in the Cayman Islands and having its registered address at P.O. Box 219 GT, Strathvale House, North Church Street, George Town, Grand Cayman, Cayman Islands (the “Grantee”).

WHEREAS

(A)
Reference is made to the sale and purchase agreement in relation to the shares of HC International, Inc. (“HC International”) dated the same date of this Deed made between IDG Technology Venture Investment, Inc. and the Grantee (the “Sale and Purchase Agreement”).

(A)	As at the date of this Deed, the Grantor is the registered owner of 18% of the equity interest in the entire registered capital of the Company.

(B)
In consideration of the Grantee agreeing to enter into the Sale and Purchase Agreement, the Grantor has agreed to grant an option over the Beijing Huicong Option Equity Interests (as defined below) to the Grantee on the terms and conditions set out in this Deed.

(C)
Hong Kong Huicong International Group Limited (“HKHC”), which is the registered owner of 82% of the equity interest of the entire registered capital of the of the Company, has given its consent in relation to the sale of the Beijing Huicong Option Equity Interests by the Grantor required under the Joint Venture Contract (as defined below) and/or the Articles of Association (as defined below) or otherwise upon the exercise of the Option by the Grantee hereunder and has undertaken to the Grantee that it will enter into such amendment contract to the Joint Venture Contract and/or the Articles of Association as shall be appropriate and necessary to reflect the change in the investors of the Company as a result of the transfer of the Beijing Huicong Option Equity Interests, in each case on or before Completion. A copy of such letter signed by HKHC (“HKHC Letter”) is attached as Appendix “A”.

IT IS HEREBY AGREED:

1.	INTERPRETATION

1.1	In this Deed, unless the context requires otherwise, terms used herein shall have the same meaning as those used in the Sale and Purchase Agreement save that:

“Accounts”	means the latest audited consolidated balance sheet and profits and loss account of the Company and its subsidiaries in respect of the accounting reference period ended on the Accounts Date;
“Accounts Date”	means 31 December 2005;
“Articles of Association”	means the articles of association of the Company as amended and supplemented from time to time;
“Beijing Huicong Option Equity Interests”
means the entire equity interest of the Grantor in the registered capital of the Company (representing 18% of the entire registered capital of the Company) and any Equity Interests for the time being representing the same by reason of any alteration in the registered capital of the Company or any amalgamation, reorganisation or reconstruction of the Company, provided that the Beijing Huicong Option Equity Interests shall represent not less than 18% of the total Equity Interests as at Completion;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks in Hong Kong and China are generally open for business;
“Company”	means 北京慧羖国榻犼瑑有榰公司(Beijing Huicong International Information Co., Ltd.), a sino-foreign cooperative joint venture company incorporated in the PRC;
“Completion”	means completion of the sale and purchase of the Beijing Huicong Option Equity Interests upon the exercise of the Option in accordance with clause 5.2;
“Equity Interests”	means equity interests in the registered capital of the Company;
“Exercise Notice”	means a notice to exercise the Option in the form set out in Schedule 1;
“Exercise Price”
means HK$248,944,924 for the entire Beijing Huicong Option Equity Interests and the ICP Licence and all other licences, contracts and business undertakings referred to in Clause 2.1.2 which shall be payable in cash;

“HC International”	means HC International, Inc., a company incorporated in the Cayman Islands;
“HC Options”
means the options granted by various grantors, being existing shareholders of HC International, to the Grantee in relation to a certain percentage of the equity interests in HC International in accordance with an option deed entered into between the grantors and the Grantee dated the same date as this Deed;

“HC Options Deed”	means the option deed entered into by various grantors and the Grantee dated the same date of this Deed in relation to the HC Options;
“ICP Licence”	means the licence held by the Grantor to provide internet information services and/or content in the PRC;
“Joint Venture Contract”	means the joint venture contract entered into between HKHC and the Grantor in relation to the establishment of the Company as amended from time to time;
“Option”
means the option granted by the Grantor to the Grantee whereby the Grantee has the right to require the Grantor to sell or to procure the sale of the Beijing Huicong Option Equity Interests pursuant to the terms of this Deed;

“Option Period”
means the period commencing on the date of completion of the Sale and Purchase Agreement and ending on the expiry of the 12-month period from the date of the completion of the Sale and Purchase Agreement;

“PRC Approval Authority”	means the Beijing Municipal Commerce Bureau (previously known as the Beijing Municipal Commission of Foreign Trade and Economic Commission) which approved the formation of the Company;
“Shares”	means ordinary shares of HK$0.10 each in the share capital of HC International;

“Taxation”
means all forms of tax, duty, rate, levy, charge or other imposition or withholding whenever and by whatever authority, and whether of the PRC or elsewhere, including (without limitation) profits tax, provisional profits tax, salaries tax, provisional salaries tax, property tax, provisional property tax, interest tax, estate duty, customs and other import duties, excise duties, rates, stamp duty, capital duty, fees payable on any increase of the authorised or issued share capital of a company or on the allotment of any shares in a company, and any other taxes, duties, rates, levies, charges, imposts or withholdings corresponding to, similar to, replaced by or replacing any of them together with any interest, penalty, fine or additional sum in connection with any Taxation, and any liability to make a payment by way of reimbursement, recharge, indemnity, damages or management charge connected in any way with any Taxation and regardless of whether any such taxes, duties, rates, levies, charges, imposts, withholdings, interest, penalties or fines are chargeable directly or primarily against or attributable directly or primarily to the Company, any of the Subsidiaries or any other person, whether any amount in respect of any of them is recoverable from any other person and “Tax” shall be construed accordingly.

1.2	In this Deed, save where the context otherwise requires:

1.2.1
a reference to a statute or statutory provision shall include a reference to that statute or provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision; to any repealed statute or statutory provision which it re-enacts (with or without modification); and any subordinate legislation made under the relevant statute;

1.2.2	words in the singular shall include the plural, and vice versa;

1.2.3	the masculine gender shall include the feminine and neutral and vice versa;

1.2.4	a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or to a person's executors or administrators;

1.2.5
a reference to a clause, paragraph, Schedule or Appendix (other than to a schedule to a statutory provision) shall be a reference to a clause, paragraph, Schedule or Appendix (as the case may be) of or to this Deed;

1.2.6	if a period of time is specified and commences from a given day or the day of an act or event, it shall be calculated exclusive of that day;

1.2.7	references to any legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include what most nearly approximates in that jurisdiction to the Hong Kong legal term;

1.2.8	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.2.9	the headings in this Deed are for convenience only and shall not affect the interpretation of any provision of this Deed; and

1.3	The designations adopted in the recitals and introductory statements preceding this clause apply throughout this Deed and the Schedules.

1.4	Where any obligation in this Deed is expressed to be made, undertaken or given by two or more parties, they shall be jointly and severally liable in respect of it.

1.5	Where any reference to “Completion” is made in this Deed, such reference shall be construed as “Completion in relation to each exercise of the Option(s)”.

2.	GRANT OF THE OPTION

2.1	In consideration of the Grantee agreeing to enter into and, subject to the completion of the Sale and Purchase Agreement in accordance with its terms,

2.1.1
the Grantor hereby grants to the Grantee an irrevocable and, subject to the terms of this Deed, an unconditional right to (i) purchase from the Grantor all (but not part only) of the Beijing Huicong Option Equity Interests or (ii) to nominate a subsidiary of the Grantee which would be an entity established under the laws of the PRC (if required under the laws of the PRC) (the “Designated Subsidiary”) to purchase the Beijing Huicong Option Equity Interests at the Exercise Price (subject to adjustment in clauses 2.4) at any time during the Option Period;

2.1.2
conditional upon the exercise of the Option in accordance with this Deed, and subject to Completion, the Grantor hereby further grants to the Grantee an irrevocable and unconditional right to require the Grantor to transfer or assign to the extent permitted by applicable PRC laws to the Grantee or to a company nominated by the Grantee which is established under the laws of the PRC (if this is required under the laws of the PRC) (the “Designated Grantee”) upon or as soon as practicable after Completion:-

(a)
the licence held by the Grantor to provide internet information services and/or content in the PRC (the “ICP Licence”); provided, however, that if such transfer is not permissible under applicable laws, then at the Grantee's and Designated Grantee’s request, the Grantor shall render all reasonable cooperation and assistance to the Grantee and the Designated Grantee in connection with the Designated Grantee obtaining its own ICP Licence and/or other relevant business licences required for the Designated Grantee to operate internet information services and/or content in the PRC; and

(b)
all other licences and intellectual property owned by the Grantor used solely by HC International, the Company and/or other Subsidiaries of HC International, in connection with their business operations; and

(c)
all relevant contracts and business undertakings of the Grantor with HC International, the Company and/or other subsidiaries of HC International, in connection with their business operations which are set out in Schedule 3,

2.1.3
the Grantor irrevocably and unconditionally undertakes not to sell, transfer, dispose of, charge, encumber or otherwise deal with in any way the Beijing Huicong Option Equity Interests (or any interest therein) which are legally and/or beneficially owned by it during the Option Period, save with the prior written consent of the Grantee.

2.2
The Grantor agrees that, in the event the Grantee makes a general offer to the shareholders of HC International under the Takeovers Code made pursuant to Clause 2.1.2 of the HC Options Deed during the Option Period and if the general offer does not become unconditional or lapses, the Grantee shall have no obligation to purchase any of the Beijing Huicong Option Equity Interests.

2.3
Subject to the terms and conditions of this Deed, the Grantor shall, on exercise of the Option, sell or procure the sale of the Beijing Huicong Option Equity Interests and the Grantee or the Designated Subsidiary (as the case may be) shall purchase the Beijing Huicong Option Equity Interests, free from any claim, option, charge, lien, equity, encumbrance, rights of pre-emption or any other third party rights of whatsoever nature and with all rights attached or accruing thereto on and after date of such exercise.

2.4
All rights (save for the voting rights) attached to the Beijing Huicong Option Equity Interests shall accrue to the Grantee on and from the date of service of an Exercise Notice on the Grantor and, following the Completion, the Grantor shall account to the Grantee for all dividends or other distributions of the Company declared or paid subsequent to the date of service of the Exercise Notice and shall exercise all voting and other rights at the direction of the Grantee.

2.5
The Grantor shall use reasonable endeavours to procure that, until the exercise or expiry of the Option, the Company shall not, save pursuant to any outstanding undertaking, options granted or given by the Company on the date of this Deed, make any alteration in its registered capital.

2.6
The Grantor waives and agrees to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the Beijing Huicong Option Equity Interests under the Joint Venture Contract, the Articles of Association or otherwise.

2.7
The Grantee shall not be obliged to complete the purchase of the Beijing Huicong Option Equity Interests unless the Grantor completes the sale of the Beijing Huicong Option Equity Interests set out in any Exercise Notice simultaneously.

2.8	The Option shall lapse and cease to have any effect if the HC Options lapse in accordance with the HC Options Deed.

3.	EXERCISE OF THE OPTION

3.1	Subject to Clause 4.4 of the HC Options Deed, the exercise of the Option is conditional upon:

(a)	the Grantee exercising the HC Options; or

(b)	the Grantee exercising its right under Clause 2.1.2 of the HC Options Deed.

3.2	An Exercise Notice may be given by the Grantee at any time during the Option Period in respect of all (but not part only) of the Beijing Huicong Option Equity Interests.

3.3
At any time after the completion of the Sale and Purchase Agreement and prior to the giving of the Exercise Notice, the Grantee (and any person authorised by it) shall be entitled to conduct such enquiries, investigations and due diligence reviews of the business, affairs, operations and financial position of the Company as the Grantee in its absolute discretion deems necessary, desirable or appropriate and the Grantor shall use its reasonable endeavours to, subject to Clause 6.1 hereof and the Grantee executing a confidentiality undertaking in favour of the Company (if required by the Company) on substantially the same terms set out in Clause 6.1, procure that the Grantee and any persons authorised by it shall on giving reasonable prior notice and during normal office hours be given full access to the employees, premises, plant, machinery, books of account, records and documents of the Company and each of its subsidiaries as the Grantee may reasonably request.

3.4	The Grantee has the right, but not the obligation, to give the Exercise Notice and/or to complete the sale and purchase of the Beijing Huicong Option Equity Interests.

3.5	After the giving of any Exercise Notice,

3.5.1	the Grantee and the Grantor shall enter into a formal equity transfer agreement in substantially the form as set out in Schedule 4 on or before Completion;

3.5.2
the Grantor shall procure HKHC to enter into agreements with the Designated Subsidiary and/or the Grantee (as the case may be) to make such amendments to the Joint Venture Contract and the Articles of Association as shall be appropriate and necessary to reflect the change in the investors of the Company as a result of the transfer of the Beijing Huicong Option Equity Interests, in each case on or before Completion.

3.6	After the giving of any Exercise Notice by the Grantor, the Grantor shall procure the directors of the Company to approve the transfer of the relevant Beijing Huicong Option Equity Interests.

4.	WARRANTIES AND UNDERTAKINGS

4.1	The Grantor warrants and represents to the Grantee in the terms of the Warranties set out in Schedule 2.

4.2
The Grantor shall procure that the Warranties (save for the Warranties in paragraphs 5 and 6.1 of Schedule 2, which relate only to the date of this Deed) are true and accurate at all times up to and including Completion by reference to the facts and circumstances then subsisting and, for this purpose, such Warranties shall be deemed to be repeated at all times up to and including Completion as if any express or implied reference therein to the date of this Deed shall be replaced by a reference to the time at which such Warranty is deemed to be repeated.

4.3
The Grantee shall be entitled to claim both before and after Completion that any of the Warranties is or was untrue or misleading or has or had been breached even if the Grantee discovered or could have discovered on or before entering into this Deed and before Completion that the Warranty in question was untrue or misleading or had been breached and Completion shall not in any way constitute a waiver of any of the Grantee's rights.

4.4
The Grantee shall not, prior to the exercise or expiry of the Option Period and (if appropriate) Completion, transfer, dispose of, charge, pledge or encumber in any way its interests in any of the Beijing Huicong Option Equity Interests.

4.5
The Grantor shall use all reasonable endeavours to procure that until the exercise or expiry of the Option and (if appropriate) Completion and save with the prior consent of the Grantee (which consent shall not be unreasonably withheld or delayed):

(A)	no alterations will be made to the Joint Venture Contract and Articles of Association and no regulations or resolutions inconsistent with them will be adopted;

(B)	the Company will not make any substantial change in the nature of its business, which shall continue to be carried on in the ordinary course;

(C)	the Company will not enter into any transaction that is not in the normal and ordinary course of conducting its business nor enter into any transaction which is not on arm's length terms; and

(D)	no resolution will be passed for the voluntary winding-up of the Company.

4.6	The Grantor undertakes to the Grantee that:

4.6.1
Subject to Clause 4.6.2, it shall at any time before the ICP Licence, all other licences and contracts and business undertakings of the Grantor with HC International are transferred to the Grantee or to the Designated Grantee in accordance with Clause 2.1.2 offer to continue to provide internet information services, content services and other services to the Company in the same manner and on the same terms as carried on as at the date of this Deed;

4.6.2
[* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 14-b2 of the Securities Exchange Act of 1934, as amended.]

4.6.3
[* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 14-b2 of the Securities Exchange Act of 1934, as amended.]

4.7
The Grantor undertakes to indemnify and keep indemnified at any time and from time to time the Grantee on demand from and against all claims, liabilities, losses, costs and expenses which the Grantee may suffer or incur or which may be made against the Grantee either before or after Completion in respect of any breach of any of the warranties, undertakings or indemnities in this clause 4.

4.8	The total liability of the Grantor under this Deed shall not exceed the aggregate Exercise Price for the Beijing Huicong Option Equity Interests to be received by the Grantor.

4.9	The Grantor shall have no liability under this Deed:

4.9.1	unless, in the case of any particular claim, the amount thereof shall exceed HK$1,000,000; or

4.9.2	until the aggregate amount of all valid claims which could otherwise be made under this Deed shall exceed HK$3,000,000,

at which time all such valid claims shall become payable.

4.10	The liability of the Grantor to the Grantee hereunder shall:

4.10.1	in relation to any of the Warranties on Taxation, cease upon expiry of 7 years from the date of Completion; and

4.10.2	in relation to any of the other Warranties or other indemnities, cease upon the earlier of the expiry of 2 years from the date of Completion.

5.	COMPLETION

5.1	Completion of the sale and purchase of the Beijing Huicong Option Equity Interests is conditional upon:

5.1.1
the obtaining of the approval of the PRC Approval Authority in relation to the change in ownership of the Beijing Huicong Option Equity Interests pursuant to the exercise of the option and the transactions set out in Clause 2.1.2 by the Grantor, including the obtaining an amended “Foreign Investment Enterprises Approval Certificate” by the PRC Approval Authority in respect of the transfer of the relevant Beijing Huicong Option Equity Interests (“Approval Certificate”); and

5.1.2
the sale and purchase of the Shares under the HC Options Deed, whether by way of exercising the HC Options or by exercising the right under clause 2.1.2 of the HC Options Deed, becoming unconditional (excluding any condition relating to the sale and purchase of the Beijing Huicong Option Equity Interests under this Deed).

5.2
Subject to clause 4.4 of the HC Options Deed, completion shall take place simultaneously with the completion of the sale and purchase of the Shares under the HC Options Deed at such time (within 30 days after the sale and purchase of the Shares under the HC Options Deed becomes unconditional or 5 Business Days after the condition in 5.1.1 above has been fulfilled, whichever is the later) and at such place in Hong Kong as may be specified in the Exercise Notice or otherwise notified by the Grantee.

5.3	At Completion of the exercise of the Option, the following business shall be transacted:

5.3.1
the Grantor shall deliver or cause to be delivered to the Grantee (or as the Grantee may direct) certified true copies of (1) the Approval Certificate; and (2) documentary evidence that the Company has completed the necessary formalities for registration of change of investors in the Company with the relevant PRC authorities (including and without limitation to the business registration, tax, foreign exchange and finance, etc. authorities); and

5.3.2
the Grantee shall pay to the Grantor by electronic funds transfer to the Grantor’s bank account (as notified to the Grantee prior to such payment) an amount equal to the aggregate Exercise Price for such Beijing Huicong Option Equity Interests.

5.4	The Grantor shall use its all reasonable endeavours to obtain the Approval Certificate.

6.	GENERAL

6.1
Each party (including their representatives and authorised persons) shall, and the Grantor shall use its reasonable endeavours to procure that the Company shall, at all times keep confidential and not directly or indirectly make or allow any disclosure or use to be made of any information in its possession or otherwise obtained pursuant to this Deed relating to any other party, the Company and each of its subsidiaries or to the existence or subject matter of this Deed, except:

6.1.1	to the extent required by law or any regulatory body;

6.1.2
where the information is already disclosed in the public domain otherwise than pursuant to or arising from a breach by the Grantor or the Grantee (including their representatives and authorised persons) on its confidentiality undertaking under this Clause; or

6.1.3	with the consent of the other party (which consent shall not be unreasonably withheld).

6.2
Any announcement or circular required to be made or issued by law or any regulatory body (including the SFC and the Stock Exchange) shall only be made or issued after consultation with the other parties and after taking into account the reasonable requirements of the other parties as to the contents of such announcement or circular. No party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge or otherwise dispose in any manner whatsoever of the benefit of this Deed and no party may sub-contract or delegate in any manner whatsoever its performance under this Deed except with the prior written consent of the other parties.

6.3	In the event of an assignment pursuant to clause 6.2, the original contracting party remains liable to procure the performance of the obligations under the agreement by the assignee.

6.4
Each of the parties confirms that this Deed, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

6.5
If any provision or part of this Deed is void or unenforceable due to any applicable law, it shall be deemed to be deleted and the remaining provisions of this Deed shall continue in full force and effect.

6.6
The Grantor shall after exercise of the Option execute all such deeds and documents and do all such things as the Grantee may reasonably require for perfecting the transactions intended to be effected under or pursuant to this Deed and for giving the Grantee the full benefit of the provisions of this Deed, including vesting in the Grantee the legal and beneficial title to the Beijing Huicong Option Equity Interests.

6.7
The rights and remedies of the parties shall not be affected by the giving of any indulgence by any other party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the parties.

6.8
This Deed may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts together constitute one instrument.

6.9
No variation of this Deed (or any of the documents referred to in it) shall be valid unless it is in writing (which, for this purpose, does not include e-mail) and signed by or on behalf of each of the parties to this Deed.

6.10
The parties shall pay their own costs in connection with the preparation and negotiation of this Deed and any matter contemplated by it (including but not limited to their respective stamp duty, if any).

6.11	The parties shall pay their own taxes in connection with the execution and performance of this Deed in accordance with the applicable tax laws and regulations.

6.12
No delay or failure by a party to exercise or enforce (in whole or in part) any right provided by this Deed or by law shall operate as a release or waiver, or in any way limit that party's ability to further exercise or enforce that, or any other, right. A waiver of any breach of any provision of this Deed shall not be effective, or implied, unless that waiver is in writing and is signed by the party against whom that waiver is claimed.

6.13
The parties acknowledge and agree that in the event of a default by any party in the performance of their respective obligations under this Deed, the non-defaulting parties shall have the right to obtain specific performance of the defaulting party's obligations. Such remedy to be in addition to any other remedies provided under this Deed or at law.

7.	NOTICES

7.1	A notice (including any approval, consent or other communication) in connection with this Deed and the documents referred to in it:

7.1.1	must be in writing;

7.1.2
must be left at the address of the addressee or sent by pre-paid first class post (airmail if posted to or from a place outside Hong Kong) to the address of the addressee or sent by facsimile to the facsimile number of the addressee in each case which is specified in this clause in relation to the party to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address or facsimile number and/or marked for the attention of such other person, as the relevant party may from time to time specify by notice given in accordance with this clause.

7.1.3	The relevant details of each party at the date of this Deed are:

Grantor

[* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 14-b2 of the Securities Exchange Act of 1934, as amended.]

Grantee

Address: c/o 22nd Floor, Vita Tower, 29 Wong Chuk Hang Road, Aberdeen, Hong Kong

Facsimile: (852) 2552 5925

Attention:  Legal Department

7.1.4	for the avoidance of doubt, must not be sent by electronic mail.

7.2	In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with clause 7.3 below.

7.3	Subject to clause 7.4 below, a notice is deemed to be received:

7.3.1	in the case of a notice left at the address of the addressee, upon delivery at that address;

7.3.2	in the case of a posted letter, on the third day after posting or, if posted to or from a place outside Hong Kong, the seventh day after posting; and

7.3.3
in the case of a facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

7.4
A notice received or deemed to be received in accordance with clause 7.3 above on a day which is not a Business Day or after 5p.m. on any Business Day, according to local time in the place of receipt, shall be deemed to be received on the next following Business Day.

7.5	Each party undertakes to notify the other parties by notice served in accordance with this clause if the address specified herein is no longer an appropriate address for the service of notices.

8.	GOVERNING LAW

8.1	This Deed shall be governed by, and construed in accordance with, Hong Kong law.

8.2
Each party irrevocably agrees for the benefit of the Grantee that the Courts of Hong Kong shall have non-exclusive jurisdiction in relation to any claim, dispute or difference concerning this Deed and any matter arising therefrom.

8.3
Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

8.4
The submission to the jurisdiction of the Courts of Hong Kong shall not (and shall not be construed so as to) limit the right of the Grantee to bring legal proceedings in any other court of competent jurisdiction including without limitation the courts having jurisdiction by reason of the Grantee's domicile. Legal proceedings by the Grantee in any one or more jurisdictions shall not preclude legal proceedings by it in any other jurisdiction, whether by way of substantive action, ancillary relief, enforcement or otherwise.

8.5
The Grantee hereby appoints Publishers Representatives Limited, with correspondence address at 22nd Floor, Vita Tower, 29 Wong Chuk Hang Road, Aberdeen, Hong Kong (Attention: Legal Department), as its agent to accept service of legal process on its behalf. The Grantee hereby irrevocably agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent, it shall appoint a new process agent acceptable to the Grantor and will deliver to the Grantor within 14 days a copy of written acceptance of appointment by the new process agent.

8.6
The Grantor hereby irrevocably appoints [* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 14-b2 of the Securities Exchange Act of 1934, as amended.] as its agent to accept service of legal process on its behalf. The Grantor irrevocably agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent, it shall appoint a new process agent acceptable to the Grantee and will deliver to the other party to this Deed within 14 days a copy of written acceptance of appointment by the new process agent.

8.7
Subject to clauses 8.5 and 8.6, each party agrees that without preventing any other mode of service, any document in an action (including, but not limited to, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 7 and each party undertakes to maintain such an address at all times in Hong Kong and to notify the other party in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under clause 7.

IN WITNESS of which the parties have executed this document as a Deed on the date first mentioned above.

EXECUTION PAGE

SEALED with the Company Chop of	)
北京慧羖建瑂信息咨琞有榰公司	)
(HUICONG CONSTRUCTION CO., LTD))
)
and SIGNED by	)
for and on behalf of	)
in the presence of:	)

SEALED with the Common Seal of	)
TRADE MEDIA HOLDINGS LIMITED	)
)
and SIGNED by	)
for and on behalf of	)
in the presence of:	)